20F ITEM 19 Exhibit 4.p

Toronto Stock Exchange listing agreement

Date June 11, 2004

In consideration of the listing on The Toronto Stock Exchange (hereinafter called the "Exchange") of securities of the undersigned (hereinafter called the "Applicant"), the Applicant agrees with the Exchange as follows:

1.	The Applicant will comply with all Exchange requirements applicable to listed companies, including Exchange rules, policies, rulings and procedural requirements, and any additions or amendments which may be made thereto from time to time, which rules, policies, rulings and procedural requirements may be in addition to or in lieu of the provisions of this agreement.

2.	Without limiting the generality of Paragraph 1 hereof, the Applicant shall:

	a.	not issue any securities (other than debt securities which are not convertible into equity securities) without the prior consent of the Exchange;

	b.	not undergo a material change in its business or affairs without the prior consent of the Exchange, unless the Applicant is exempted from this requirement by the Exchange;

	c.	maintain transfer and registration facilities in the City of Toronto where all listed securities shall be directly transferable and registerable, and no fee shall be charged for the transfer and registration of such securities (other than government stock transfer taxes) after the Exchange has exempted the Applicant from the requirement referred to in clause b) hereof;

	d.	notify the Exchange at least seven trading days in advance of each dividend record date;

	e.	forthwith file with the Exchange four copies of all financial statements (or one copy if filed through SEDAR) required to be published or filed for inspection by law, including the Applicant's law of incorporation or applicable securities legislation, or by the Exchange;

	f.	file with the Exchange four copies of all notices, reports or other written correspondence sent by the Applicant to its holders of listed securities concurrently with the sending of such correspondence to the securityholders;

	g.	notify the Exchange on a monthly basis of any changes to the number of issued securities of any listed class (nil reports not being required);

	h.	not change the provisions attaching to any warrants, rights or other securities outstanding from time to time (other than debt securities which are not convertible into equity securities) without the prior consent of the Exchange;

	i.	pay, when due, any applicable fees or charges established by the Exchange from time to time; and

	j.	furnish to the Exchange, at any time upon demand, such information or documentation concerning the Applicant as the Exchange may reasonably require.

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3.	The Exchange shall have the right, at any time, to halt or suspend trading in any listed securities of the Applicant with or without notice and with or without giving any reason for such action, or to delist such securities, provided that the Exchange shall not delist securities of the Applicant without providing the Applicant with an opportunity to be heard.

Name of Applicant Kimber Resources Inc.

Signature	Print Name
"R. V. Longe"	Robert V. Longe

Position with Applicant President and Director

Signature	Print Name
"M. E. Hoole"	Michael E. Hoole

Position with Applicant Secretary and Director

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